CONTRACT DATA PAGE

Product Name Product Type	[Symetra Trek Plus [Non-Qualified Annuity
Contract Date	[12/01/2020]
Allocation Date	[12/07/2020]
Contract Number	[000000000]
Purchase Payment	[$25,000]
Separate Account	[Symetra Separate Account RI
Owner:	[John Doe
	[Date of Birth: [12/12/195	Age at issue: [	Sex: [Male]
[Joint Owner	[Jane Doe
	Date of Birth: [11/12/195	Age at issue: [	Sex: [Female]]
Annuitant:	[John Doe
	Date of Birth: [12/12/195	Age at issue: [	Sex: [Male
[Joint Annuitant	[Jane Doe Date of Birth: [11/12/195
		Age at issue: [	Sex: [Female]]

Maximum Issue Age: [80]. The Contract Date must be prior to the Owner's and Annuitant's [81st]
birthday(s).

Maximum Annuitization Age: [95]. Annuity Payments must begin prior to the Annuitant's [96]th birthday(s).

This is not later than [12/13/2084].

Delivered in the State of: [Any State] and governed by its laws.
Surrender Charge Schedule: Contract Year Charge
[1 9% of amount withdrawn
2 8% of amount withdrawn
3 7% of amount withdrawn
4 6% of amount withdrawn
5 5% of amount withdrawn
6 4% of amount withdrawn
After 6 0% of amount withdrawn]

Please see the "Charges and Taxes" section for a complete explanation of charges.

Free Withdrawal Percentage: [15%]

Minimum Withdrawal Amount: [$500]

Transfer Notice Deadline: [2 business days]

Annuity Payments Table: [Annuity Reserve 2012 mortality table with mortality improvement scale G2, with age setback of five years], and an interest rate of [1%].

[Premium Taxes: [0.00%]

ANNUITY SERVICE OFFICE:
Home Office:

Symetra Life Insurance Company [777 108th Ave. NE, Suite 1200
Bellevue, Washington 98004]

Telephone: [1-800-796-3872]

Mailing Address:

Symetra Life Insurance Company [PO Box 674420
Houston, Texas 77267-4420]

Fax: [1-866-532-1356]